EXHIBIT 1

AGREEMENT OF JOINT FILING

          The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of them shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 9, 2004

/s/ Leigh S. Belden

LEIGH S. BELDEN

BELTECH, INC.

By:	/s/ Leigh S. Belden

Leigh S. Belden
President

LEIGH S. BELDEN AND DEBORAH TINKER BELDEN, OR THEIR SUCCESSORS, TRUSTEES U/A DATED 12/09/88

By:	/s/ Leigh S. Belden

Leigh S. Belden
Trustee

/s/ Steven C. Taylor

STEVEN C. TAYLOR

BAYTECH ASSOCIATES

By:	/s/ Leigh S. Belden

Leigh S. Belden
General Partner